United States
Securities and Exchange Commission
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.          )

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1st Source Corporation
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Shareholders and Proxy Statement

To the Shareholders of 1st Source Corporation:

The Annual Meeting of Shareholders of 1st Source Corporation will be held at the 1st Source Center, 4th Floor Boardroom, 100 North Michigan Street, South Bend, Indiana 46601, on April 25, 2013, at 10:00 a.m. local time, for the purpose of considering and voting upon the following matters:

1.	Election of Directors. Election of one director for a term expiring in 2014 and four directors for terms expiring in 2016.

2.	Other Business. Such other matters as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on February 19, 2013 are entitled to vote at the meeting.

By Order of the Board of Directors,

John B. Griffith
Secretary

South Bend, Indiana
March 25, 2013

Please date and sign the proxy and return it promptly. If you do attend the meeting,

you may, nevertheless, vote in person and revoke a previously submitted proxy.

1st SOURCE CORPORATION

P.O. Box 1602 • South Bend, Indiana 46634

Proxy Statement
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of 1st Source Corporation (“1st Source” or “the Company”), to be held on April 25, 2013, at 10:00 a.m. local time, at the 1st Source Center, 100 North Michigan Street, 4th Floor Boardroom, South Bend, Indiana 46601. Only shareholders of record at the close of business on February 19, 2013, will be eligible to vote at the Annual Meeting. The voting securities of 1st Source consist only of Common Stock, of which 25,295,448 shares were outstanding on the record date. Each shareholder of record on the record date will be entitled to one vote for each share. Cumulative voting is not authorized. The approximate date for making available this proxy statement and the form of proxy to shareholders is March 25, 2013. With respect to each matter to be acted upon at the meeting, abstentions on properly executed proxy cards and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will be counted for determining a quorum at the meeting; however, such abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted in calculating voting results on those matters for which the shareholder has abstained or the broker has not voted.

The cost of solicitation of proxies will be borne by 1st Source. In addition to the use of mails, proxies may be solicited through personal interview, electronic media, telephone, and facsimile by directors, officers and regular employees of 1st Source without additional remuneration therefor.

Revocability

Shareholders may revoke their proxies at any time prior to the meeting by giving written notice to John B. Griffith, Secretary, 1st Source Corporation, Post Office Box 1602, South Bend, Indiana 46634, or by voting in person at the meeting.

Persons Making the Solicitation

This solicitation is being made by the Board of Directors of 1st Source.

Voting Securities and Principal Holders Thereof

Beneficial owners of more than 5% of the Common Stock outstanding at February 19, 2013:

	Voting Authority			Investment Authority			Total Beneficial Ownership
Name and Address	Sole	Shared	None	Sole	Shared	None	Amount	% of Class

1st Source Bank (1)	6,635,632	-	5,227,211	6,635,632	-	5,227,211	6,635,632	26.23%
100 North Michigan Street
South Bend, IN 46601

Christopher J. Murphy III (2)	1,351,877	850,019	-	1,351,877	850,019	-	2,201,896	8.70%
100 North Michigan Street
South Bend, IN 46601

Dimensional Fund Advisors LP (3)	1,815,655	-	33,946	1,849,601	-	-	1,849,601	7.31%
Palisades West, Building One,
6300 Bee Cave Road
Austin, Texas, 78746

(1)
1st Source Bank (“the Bank”), 1st Source’s subsidiary bank, owns no securities for its own account. These shares are registered in 1st Source Bank’s name or its nominee as fiduciary. 1st Source Bank reports that these shares are owned by many separate accounts. These amounts include 1,536,129 shares held by participants in the 1st Source Corporation Employee Stock Ownership and Profit Sharing Trust for which the Bank has no voting or investment authority. These amounts also include 5,241,134 shares owned indirectly by Ernestine M. Raclin who disclaims beneficial ownership thereof. These securities are held in trusts, of which 1st Source Bank is the trustee and has sole voting and dispositive power. While Mrs. Raclin is an income beneficiary of many of these trusts, the ultimate benefit and ownership will reside in her children and grandchildren. These amounts also include 1,043,804 shares owned indirectly by Christopher J. Murphy III, who disclaims beneficial ownership thereof. The securities are held in trust for which 1st Source Bank is the trustee, for the benefit of his wife and children. Voting and dispositive authority for these shares is vested in 1st Source Bank as Trustee for various family trusts. Investment authority for those shares is held by 1st Source Bank as Trustee of the underlying trusts.

Due to the structure of various trusts, the amounts discussed in this footnote include 77,066 shares owned indirectly by both Mrs. Raclin and Mr. Murphy. Mrs. Raclin is the retired Chairman of the Board of 1st Source and the mother-in-law of Mr. Murphy. Also, these amounts do not include the shares reported for Christopher J. Murphy III in this table.

(2)
These amounts also include 1,351,877 shares held by Mr. Murphy or Mr. Murphy’s wife, for which they respectively have sole voting and investment authority. These amounts also include 850,019 shares owned indirectly by Mr. Murphy. Mr. Murphy or Mr. Murphy’s wife have shared voting authority for these securities, which are held in trusts or limited partnerships for the ultimate benefit and ownership of Mrs. Raclin’s children, grandchildren and their spouses.

(3)	As reported in Form 13G filed February 11, 2013, Dimensional Fund Advisors LP, in its role as investment advisor for various clients, had sole dispositive and/or voting power of the shares.

Interest of Certain Persons in Matters to be Acted Upon

The Board of Directors knows of no matters to come before the Annual Meeting other than the matters referred to in this Proxy Statement. However, if any other matters should properly come before the meeting, the persons named in the enclosed proxy intend to vote in accordance with their best judgment. No director, nominee for election as director, or executive officer of 1st Source has any special interest in any matter to be voted upon other than election to the Board of Directors. Directors, executive officers, and voting trustees have indicated that they intend to vote for all directors as listed in Proposal Number 1.

Proposal Number 1: Election of Directors

The Board of Directors is divided into three (3) groups of directors whose terms expire at different times. At the 2013 Annual Meeting, one director is to be elected for a term expiring  in 2014 and four directors are to be elected for terms expiring in 2016 or until the qualification and election of a successor. Directors will be elected by a plurality of the votes cast.

The following information is submitted for each nominee as well as each director and each non–director executive officer continuing in office.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF EACH NOMINEE.

All directors have demonstrated the ability and willingness to participate in and contribute to the Board and its Committee activities. Each is actively involved in civic, community and business affairs. Such involvement is noted below with a representative sample of the boards or organizations with which they are involved.

Beneficial Ownership of Equity Securities(2)
Name	Age	Principal Occupation(1)	Year in Which Directorship Assumed	Common Stock	% of Class
Nominees for Election to the Board of Directors
Terms Expiring in April, 2014
Vinod M. Khilnani	60	Executive Chairman of the Board, CTS Corporation (electronics components and accessories); prior thereto, Chairman and Chief Executive Officer and President and Chief Executive Officer, CTS Corporation; Director and Chairman of the Compensation Committee, Materion Corporation		1,500	*
•
35 years of business experience, including 12 years as Executive Chairman, Chairman, President, Chief Executive Officer and Chief Financial Officer of CTS Corporation as well as 18 years in various senior executive finance and global leadership positions with Cummins, Inc.

•	Unique expertise in global operations as well as extensive skills in finance, mergers and acquisitions, international business and manufacturing, corporate strategy and corporate governance.
•	Qualifies as an audit committee financial expert under SEC guidelines.
•	Certified Public Accountant (inactive) and Certified Management Accountant.
•	B.A. in Business Administration from Delhi University and an M.B.A. in Finance from the University of New York at Albany.
Terms Expiring in April, 2013 (April, 2016 if reelected)
Daniel B. Fitzpatrick	55	Chairman and Chief Executive Officer, Quality Dining, Inc. (quick service and casual dining restaurant operator)	1995	31,226	*
•
31 years of business experience as the founder, Chairman and Chief Executive Officer of Quality Dining, Inc. As head of a locally headquartered, multi-concept restaurant company with operations located in seven states, Mr. Fitzpatrick contributes long-term perspective, current knowledge, and extensive contacts in communities in which the Company does business.

•	Unique expertise in the restaurant industry and general knowledge of food services retailing.
•	Qualifies as an audit committee financial expert under SEC guidelines.
•	Serves as Part Chairman of the Holy Cross College Board of Trustees and board member for Women’s Care Center Foundation. Mr. Fitzpatrick has served with nearly two dozen other community organizations.
•	B.A. in Business Administration from the University of Toledo.
Wellington D. Jones III	68	Vice Chairman of the Board, 1st Source Corporation and 1st Source Bank (since 2011); prior thereto, Executive Vice President, 1st Source Corporation, and President and Chief Operating Officer, 1st Source Bank	1998	264,080	1.04%
•
14 years of business experience as President and Chief Operating Officer of 1st Source Bank and Executive Vice President of 1st Source Corporation, and 23 years of experience in other positions with 1st Source Bank. Mr. Jones contributes long-term perspective, current knowledge, and extensive contacts in all communities in which the Company does business.

•	Extensive knowledge of 1st Source Bank and general knowledge in the finance/banking industry.
•
Serves on the board of Beacon Health System and the Finance Committee for Memorial Hospital of South Bend. Also serves as board member for the Southwestern Michigan College Foundation and the South Bend Regional Sports Commission.

•
B.S. in Business Administration, Finance Major from Northwestern University and a graduate of the University of Wisconsin Graduate School of Banking and the Harvard University, Graduate School of Business Administration, Advanced Management Program.

Beneficial Ownership of Equity Securities(2)
Name	Age	Principal Occupation(1)	Year in Which Directorship Assumed	Common Stock	% of Class
Najeeb A. Khan	59	Chairman and Chief Executive Officer, Interlogic Outsourcing, Inc. and affiliated companies (payroll processing, tax filing and human resources administration services)	2011	4,303	*
•
30 years of business experience as the founder, Chairman and Chief Executive Officer of Interlogic Outsourcing, Inc., as former Chairman and Chief Executive Officer of CNA Unisource, Inc. and as former Vice President of Commercial Services for Midwest Commerce Data Corporation, a wholly owned subsidiary of NBD Midwest Commerce Bank. As head of a locally owned business, Mr. Khan contributes current knowledge and extensive contacts in several communities where many manufacturing and retail customers are located.

•	Unique expertise in technology, payroll, human resources, outsourcing services and entrepreneurial activities.
•	Qualifies as an audit committee financial expert under SEC guidelines.
•	Serves as a member of the Investment Committee of the Community Foundation of St. Joseph County and member of the Finance Committees for WNIT Public Television and Holy Cross College.
•	B.S. in Mathematics/Computer Science from Grand Valley State University.
Christopher J. Murphy IV(3)	43	Owner and Executive Director, Catharsis Productions, LLC (training programs)	2011	99,923	*
•	13 years of business experience as co-founder, owner and Executive Director of Catharsis Productions.
•	Contributes general business knowledge and entrepreneurial, government contracting and creative marketing and development experience.
•	Serves as co-chairperson of MEN (Men Endorsing Non-Violence) Illinois state subcommittee, consultant to Lambda Chi Alpha fraternity and volunteer with West Suburban Montessori School.
•	B.A. in Liberal Studies, Communications and Theatre from the University of Notre Dame.
Directors Continuing in Office
Terms Expiring in April, 2014
Rex Martin	61	Chairman and Chief Executive Officer, NIBCO, Inc. (copper and plastic plumbing parts manufacturer)	1996	5,647	*
•
27 years of business experience as Chairman and Chief Executive Officer of NIBCO, Inc., a family-owned business. As head of Elkhart, Indiana-based NIBCO, Inc., Mr. Martin contributes long-term perspective, current knowledge, and extensive contacts in the community where the Company does business.

•	Unique expertise in the copper and plastic plumbing parts manufacturing industry and general knowledge of sales and marketing.
•	Qualifies as an audit committee financial expert under SEC guidelines.
•	Serves as Lead Director.
•
Serves as Founder and Director of the Rex and Alice A. Martin Foundation, and Elkhart County Chairman and board member of the American Red Cross. Mr. Martin is also a board member of the Park Foundation of Elkhart, Indiana.

•	B.A. in English from Indiana University and an M.B.A. from the Massachusetts Institute of Technology.
Christopher J. Murphy III	66	Chairman of the Board, President and Chief Executive Officer, 1st Source and Chairman of the Board and Chief Executive Officer 1st Source Bank; Director, Data Realty, LLC (provider of managed data center and other technology related services)	1972	2,201,896(4)	8.70%
•
Over 35 years with 1st Source, including serving as President and Chief Executive Officer of 1st Source or 1st Source Bank. Mr. Murphy contributes long-term perspective, current knowledge, and extensive contacts in all communities in which the Company does business. Prior to 1st Source, Mr. Murphy worked at Citibank.

•	Extensive knowledge of 1st Source and 1st Source Bank and general knowledge in the finance/banking industry, investments, insurance and venture capital.
•
Serves on numerous boards including those of the Medical Education Foundation (Indiana University Medical School at Notre Dame), the Indiana State Chamber of Commerce, the Indiana Commissions for Higher Education, the Corporate Partnership for Economic Growth, Beacon Health System Audit Committee and Memorial Home Care (part of Beacon Health Ventures, Inc.).

•	B.A. in Government from the University of Notre Dame, a J.D. from the University of Virginia Law School and an M.B.A. from the Harvard University School of Business.

Beneficial Ownership of Equity Securities(2)
Name	Age	Principal Occupation(1)	Year in Which Directorship Assumed	Common Stock	% of Class
Timothy K. Ozark	63	Chairman and Chief Executive Officer, Aim Financial Corporation (mezzanine funding and leasing) and Chairman, CertiFresh Foods, Inc. (seafood processor)	1999	17,184	*
•
21 years of business experience as founder, Chairman and Chief Executive Officer of Aim Financial Corporation, a mezzanine lender to privately-held companies. Also President and CEO of TKO Finance Corporation, a lender to financial services and manufacturing companies and Chairman of CertiFresh Foods, Inc., a seafood processing and fishing company located in California.

•	Unique expertise in mezzanine funding, lending-leasing and general knowledge of finance.
•	Qualifies as an audit committee financial expert under SEC guidelines.
•	Serves as a member of the Board of Trustees for The University of Chicago Hospitals and on the Board of Directors for a number of privately held companies.
•	B.S. in Business Administration from the University of Minnesota and an M.B.A. from St. Cloud State University.
Terms Expiring in April, 2015
Allison N. Egidi(5)	31	Major Gifts Officer, University of Virginia, College and Graduate School of Arts & Sciences; prior thereto, Vice President, BMO Capital Markets (financial services)	2011	19,731	*
•	7 years of experience in securitization in BMO Capital Markets’ U.S. Securitization Group.
•	Unique expertise in credit analysis and structuring securitization facilities.
•	Served as a Development Board member for the Comer Children’s Hospital at the University of Chicago and as a Professional Board member for PAWS Chicago.
•	B.A. in Economics and American Politics from the University of Virginia.
Tracy D. Graham	39	Managing Principal, Graham Allen Partners (enterprise technology investments), Chairman, Aunalytics, Inc. (business consulting services), Chairman, Qumulus Solutions, LLC (cloud storage, virtualization and IaaS provider) and Chairman and Chief Executive Officer, Data Realty, LLC (provider of managed data center and other technology related services); prior thereto, Cincinnati Bell, Inc, Vice President and General Manager, SMB Technology Services and Founder and Chief Executive Officer, Gramtel, Inc.	2012	1,049	*
•	17 years of executive level experience in the information technology industry as entrepreneur and executive.
•	Unique expertise in enterprise technology, data center and internet services and data analytics.
•	Serves as chairman of Davenport University and is a board member of Memorial Health System, South Bend Career Academy, Center for the Homeless and WNIT Public Television.
•	B.A. in Sociology from the University of Notre Dame.
Craig A. Kapson	62	President, Jordan Automotive Group (automotive dealerships)	2004	28,999	*
•
32 years of business experience as President of Jordan Automotive Group.  As head of a second-generation business that has been locally based for over 65 years, Mr. Kapson contributes long-term perspective, current knowledge, and extensive contacts in a community in which the company does business.

•	Unique expertise in retail and fleet automobile sales and general knowledge of retailing and family-owned businesses.
•	Served as an Executive Board member of WNIT Public Television and Executive Board member of the South Bend Symphony Association.
•	B.A. in Economics from Olivet College.
John T. Phair	63	President, Holladay Properties (real estate development)	2004	16,112	*
•
15 years of business experience as President of Holladay Properties and a total of 34 years in the real estate industry. Mr. Phair also is the managing partner of approximately 75 commercial partnerships and 13 joint ventures. Prior to joining Holladay Properties, Mr. Phair spent seven years in the mortgage-banking field. As head of a locally based business, Mr. Phair contributes current knowledge and extensive contacts in a community in which the company does business.

•	Unique expertise in real estate development as well as general knowledge of the construction, hospitality, finance, and real estate industries.
•	Qualifies as an audit committee financial expert under SEC guidelines.
•
Serves or served on the boards of the Boys & Girls Club of St. Joseph County, Family & Children’s Center, WNIT Public Television, the South Bend Civic Theatre, the Alliance of Indiana (IU Kelley School of Business), Project Future and the Villages of Indiana.

•	B.A. in Political Science from Marquette University.

Beneficial Ownership of Equity Securities(2)
Name	Age	Principal Occupation(1)	Year in Which Directorship Assumed	Common Stock	% of Class
Mark D. Schwabero	60	President, Mercury Marine (marine propulsion systems); prior thereto, President, Outboard Business Unit, Mercury Marine	2004	4,521	*
•
9 years of business experience as President of Mercury Marine and as former President of Mercury Outboards as well as 29 years experience as a senior executive in the automotive and commercial vehicle/manufacturing industries.

•	Unique knowledge of these industries as well as manufacturing and general management expertise.
•	Qualifies as an audit committee financial expert under SEC guidelines.
•	Director of National Exchange Bank & Trust.
•	Trustee of Marian University (Wisconsin) and serves on the Advisory Committee of The Ohio State University College of Engineering and the Center for Automotive Research.
•	B.S. and M.S. in Industrial and Systems Engineering from The Ohio State University.

Non-Director Executive Officers
John B. Griffith	55	Executive Vice President, General Counsel and Secretary, 1st Source Corporation and 1st Source Bank (since 2011); prior thereto, Senior Vice President, General Counsel and Secretary, 1st Source Corporation and 1st Source Bank	41,618	*
Allen R. Qualey	60	President and Chief Operating Officer, Specialty Finance Group, 1st Source Bank (since 1997)	133,465	*
James R. Seitz	60	President, 1st Source Bank (since 2012); prior thereto, Executive Vice President and Senior Vice President, 1st Source Bank	47,288	*
Andrea G. Short	50	Senior Vice President, Treasurer and Chief Financial Officer, 1st Source Corporation and1st Source Bank (since 2013); prior thereto, Senior Vice President and Controller and Vice President and Controller, 1st Source Bank	28,612	*
Steven J. Wessell	63	Executive Vice President, 1st Source Bank (since 2011); prior thereto, Senior Vice President, 1st Source Bank	49,177	*
All Directors and Executive Officers as a Group (18 persons)			2,996,331	11.85%
*	Represents holdings of less than 1%.
(1)
The principal occupation represents the employment for the last five years for each of the named directors and executive officers. Directorships presently held or held within the last five years in other registered corporations are also disclosed.

(2)	Based on information furnished by the directors and executive officers as of February 19, 2013.
(3)	Mr. Murphy IV is Mr. Murphy’s son.
(4)	See footnotes (1) and (2) to the Voting Securities and Principal Holders Thereof table above.
(5)	Ms. Egidi is the niece of Mr. Murphy and his wife.

Transactions with Related Persons

The Audit Committee of 1st Source’s Board of Directors is responsible, under the terms of that Committee’s charter, for identifying, reviewing and approving related party transactions that are material to 1st Source’s consolidated financial statements or otherwise require disclosure under Item 404 of SEC Regulation S-K.

Banking Transactions — Directors and officers of 1st Source and their affiliates were customers of, and had transactions with, 1st Source and its subsidiaries in the ordinary course of business during 2012 and in compliance with applicable federal and state laws and regulations. Additional transactions are expected to take place in the ordinary course of business in the future. All outstanding loans and commitments were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Company and did not involve more than the normal risk of collectibility, or present other unfavorable features. Credit underwriting procedures followed were no less stringent than those for comparable transactions with other borrowers.

1st Source’s Loan Policy requires prior approval by a majority of the Board of Directors of any extension of credit to an executive officer, director, principal shareholder or persons related to any of the foregoing if aggregate extensions of credit to such executive officers, directors, principal shareholders or other persons exceed $500,000. The aggregate of loans to executive officers may not exceed $100,000 except for loans 1) to finance the education of the executive officer’s children, 2) to purchase, construct, maintain or improve a residence owned by the executive officer and secured by a first lien, or 3) secured by a perfected security interest in bonds, notes, certificates of indebtedness or other obligations fully guaranteed by the United States, cash or a cash-equivalent. Loans to executive officers are 1) reported to the 1st Source Board at its next regularly scheduled meeting, 2) preceded by the submission of a current, detailed financial statement, and 3) made subject to the condition that the loan will become due if the officer becomes indebted to any other financial institution or financial institutions in an aggregate amount greater than $100,000 (excluding the loans of a type noted in 1), 2) and 3) in the preceding sentence). Finally, within 10 days of the date that the aggregate indebtedness to other financial institutions exceeds $100,000 (excluding first mortgage debt, children’s educational loans and loans secured by the types of collateral described above), an executive must make a written report to the Board.

Other Transactions — In 2012, 1st Source Bank made a $250,000 investment in Data Realty Northern Indiana, LLC (“DRNI”).  Also in 2012, 1st Source Bank became a customer of DRNI and the Bank’s primary operating system hardware is now located in the data center owned and operated by DRNI.  DRNI is a managed data center and network interconnection cooperative serving businesses in 1st Source Bank’s headquarters region.  Under its agreement with DRNI, 1st Source Bank paid DRNI $100,000 in December 2012 for set-up, relocation and transition services.  1st Source Bank expects to make monthly payments of $13,000 in 2013, increasing by 2% each year for the 7 year term of the agreement (or approximately $1,180,000 in the aggregate).  Such estimated monthly payments are materially less than 1st Source Bank paid to the prior provider of such services during 2012.  Data Realty, LLC is the managing partner of DRNI.  The Company (since 2011), Mr. Kahn, and several other investors from the region are minority investors in Data Realty, LLC.  Mr. Graham is the Chairman and Chief Executive Officer of Data Realty, LLC.  He holds a majority interest in Data Realty, LLC but does not control election of a majority of Data Realty LLC’s Board of Directors.  Mr. Murphy is a Director of Data Realty, LLC representing the Company’s interests.

In August 2010 1st Source Capital Corporation, a wholly owned SBIC subsidiary of 1st Source Bank, made a $250,000 investment in Mobe, Inc., a mobile payments systems technology company, in the form of 13% senior subordinated promissory notes.  KRW Investments, Inc., in which Mr. Khan has an interest, also made an investment in Mobe, Inc. prior to Mr. Khan’s joining 1st Source’s Board of Directors.  In September 2011 1st Source Capital Corporation made an additional $50,000 investment in Mobe, Inc. In December 2011

1st Source Capital Corporation substantially wrote down the investment based on its current financial performance. Mobe, Inc. defaulted on the notes in October 2012 and 1st Source Capital wrote down the investment to $1.

Board Committees and Other Corporate Governance Matters

In January 2004, the Board of Directors adopted Corporate Governance Guidelines to ensure and document the Company’s existing high standards for corporate governance. The Corporate Governance Guidelines are in accordance with the listing standards of the NASDAQ Stock Market and Securities and Exchange Commission rules. The Corporate Governance Guidelines are available on the Company’s website at www.1stsource.com.

Director Independence — The Board assesses each director’s independence in accordance with the Corporate Governance Guidelines. The Corporate Governance Guidelines define an independent director as one who has no relationship to the Company that would interfere with the exercise of independent judgment in carrying out responsibilities as a director of the Company and who is otherwise “independent” under the listing standards of the NASDAQ Stock Market. The Board has determined, after careful review, that the following seven of the twelve current members of the Board are independent directors: Mr. Fitzpatrick, Mr. Kapson, Mr. Khan, Mr. Martin, Mr. Ozark, Mr. Phair and Mr. Schwabero. The Board also assessed and determined that Mr. Khilnani, if elected to the Board, will qualify as an independent member of the Board.

Board Committees — 1st Source and its major subsidiary, 1st Source Bank, share the following permanent committees made up of Board members of both organizations. Executive and Governance, Nominating, Audit and Executive Compensation and Human Resources Committee members are appointed annually after the Annual Meeting of Shareholders.

Committee	Members	Functions		2012 Meetings

Executive and Governance(2)	Christopher J. Murphy III	•	Serve as senior committee with oversight responsibility for effective governance of the Company.	5
	Rex Martin(1)	•	Act for the Board of Directors between meetings subject to certain statutory limitations.
	Daniel B. Fitzpatrick	•	Identify and monitor the appropriate structure of the Board.
	Timothy K. Ozark	•	Select Board members for committee assignments.
Mark D. Schwabero

Nominating(2)	Rex Martin(1) Daniel B. Fitzpatrick	•	Identify, evaluate, recruit and select qualified candidates for election, re-election or appointment to the Board of Directors.	3
	Timothy K. Ozark	•	See also "Nominating Committee Information" below.
Mark D. Schwabero

Audit(2)	Mark D. Schwabero(1)	•	Select the Company’s independent registered public accounting firm.	6
	Daniel B. Fitzpatrick Najeeb A. Khan	•	Review the scope and results of the audits by the internal audit staff and the independent registered public accounting firm.
	Timothy K. Ozark John T. Phair	•
Review the adequacy of the accounting and financial controls and the risk management process and present the results to the Board of Directors with respect to accounting practices and internal procedures.

		•	Make recommendations for improvements in internal procedures.
		•	Review the oversight of the Company’s compliance with ethics policies and regulatory requirements.
		•	See also “Report of the Audit Committee” below.

Executive Compensation and Human Resources(2)	Daniel B. Fitzpatrick(1) Rex Martin	•	Determine compensation for senior management personnel, review performance of the Chief Executive Officer and manage the Company’s stock plans.	3
	Timothy K. Ozark	•	Establish wage and benefit policies for the Company and its subsidiaries.
	Mark D. Schwabero	•	Review human resources guidelines, policies and procedures.
		•	See also “Report of the Executive Compensation and Human Resources Committee” below.

(1)	Committee chairman
(2)	The charter of the committee is available at www.1stsource.com.

Board Leadership Structure — Under 1st Source’s Corporate Governance Guidelines, the Executive and Governance Committee is responsible for reviewing and making recommendations to the Board regarding the Board’s leadership structure, including whether one individual should serve as Chairman of the Board and Chief Executive Officer and the Board should have a Lead Director. The Executive and Governance Committee reviews the structure of the Board on at least an annual basis and monitors and makes recommendations to the Board on an ongoing basis on other matters concerning Board policies and corporate governance. Additionally, the Executive Compensation and Human Resources Committee of the Board reviews the performance of the Chief Executive Officer on an annual basis. The Board believes it is in the best interest of 1st Source to have Mr. Murphy serve as Chairman of the Board and Chief Executive Officer. The reasons for this include:

•	Mr. Murphy’s past performance in both roles and his continuing ability to serve in both;

•	The need for decisive leadership and clear accountability in facing 1st Source’s challenges and opportunities;

•	Mr. Murphy’s extensive specialized knowledge regarding those challenges and opportunities as well as his large ownership position; and

•	The majority of independent directors provides for an appropriate amount of independent Board oversight.

The incumbent chairman of the Nominating Committee, Mr. Martin, presently serves as the Lead Director under the Corporate Governance Guidelines. The Lead Director will normally chair any meetings of the Board at which the Chairman or Vice Chairman of the Board is not present or from which, for whatever reason, each has recused himself. The Lead Director also will conduct the executive sessions of the independent directors.

Board Role in Risk Oversight — The Board exercises oversight of the risk management of 1st Source through the functions of its committees as described above. Additionally, Board members exercise oversight responsibilities by serving on the Loan and Funds Management Committee and the Trust and Investment Committee of 1st Source Bank.

The responsibilities of the Loan and Funds Management Committee include:

•	Establishing the credit policy for the Bank;

•	Reviewing Bank lending activities, including approvals of loans to new or existing customers of total commitments in excess of stated amounts;

•	Conducting quarterly reviews of the adequacy of the allowance for loan and lease losses and loan concentrations as compared to established limits; and

•
Reviewing the Bank’s Funds Management Division in its investment activities, relationships with securities dealers, relationships with other depository institutions, administration of 1st Source’s asset/liability management and liquidity functions and other activities.

The responsibilities of the Trust and Investment Committee include:

•	Exercising general supervision over the fiduciary activities of the Personal Asset Management Group and the Retirement Plan Services Division;
•	Assigning the administration of those fiduciary powers to such officers, employees and committees as the Committee deems appropriate;
•	Directing and reviewing the actions of all individuals or committees used by the Bank in the exercise of the fiduciary powers and services offered to clients;
•	Implementing and periodically evaluating appropriate policies, practices and controls to promote high quality fiduciary administration; and
•	Overseeing appropriate policies and procedures to ensure the Bank makes appropriate investments.

Finally, the Board receives quarterly reports from the Risk Management Committee, a management committee that oversees and evaluates the risk management process for 1st Source and 1st Source Bank and reports to the Chief Executive Officer and the Strategic Deployment Committee.

Meetings of the Board of Directors and Directors’ Compensation — The Board of Directors held 6 meetings in 2012. No incumbent director attended fewer than 75% of the aggregate total meetings of the Board of Directors and all committees of the Board of 1st Source on which he or she served. Directors receive fees in the amount of $20,000 per year, plus $1,000 per Board meeting and $1,000 per committee meeting attended ($1,500 per Audit Committee meeting attended). Committee chairpersons also receive an additional $500 per meeting attended (an additional $2,000 per Audit Committee meeting attended and an additional $1,000 per Executive Compensation and Human Resources Committee meeting attended). Total fees paid in 2012 were $636,667.

Annual Meeting Attendance — Per the Company’s Corporate Governance Guidelines, directors are expected to attend the Annual Meeting of Shareholders. The Chairman of the Board presides at the Annual Meeting, and the Board of Directors holds one of its regular meetings in conjunction with the Annual Meeting of Shareholders. All members of the Board at the time of the Company’s 2012 Annual Meeting of Shareholders attended that meeting.

Code of Ethical Conduct — The Board of Directors has adopted a Code of Ethical Conduct for Financial Managers, which is available on the Company’s website at www.1stsource.com. The Code of Ethical Conduct for Financial Managers constitutes a code of ethics as defined in Section 406(c) of the Sarbanes-Oxley Act of 2002 and applies to the Chief Executive Officer, Chief Financial Officer, Controller and other individuals performing similar accounting or financial reporting functions for the Company.

Shareholder Communications — Communications to the Board of Directors from shareholders are welcomed. All written communications should be directed to the attention of the Chairman of the Executive and Governance Committee. The Chairman of the Executive and Governance Committee shall either (i) relay a shareholder communication to the full Board or an appropriate committee chairperson, or (ii) where he feels that the communication is not appropriate to relay, at least provide a copy of the communication and an indication of his proposed disposition to the General Counsel, or another independent director, either of whom may forward the communication to any other directors if he deems it prudent or appropriate to do so. The Chairman of the Executive and Governance Committee shall forward all recommendations for Board nominees submitted by shareholders to the members of the Nominating Committee.

Nominating Committee Information

The Board of Directors formed an independent Nominating Committee in January 2004. The charter of the Nominating Committee is available at www.1stsource.com. All members of the Nominating Committee (see “Board Committees” above) comply with the independence requirements of the NASDAQ Stock Market listing standards.

The purpose of the Nominating Committee is to identify, evaluate, recruit and select qualified candidates for election, re-election or appointment to the Board. The Nominating Committee may use multiple sources for identifying and evaluating nominees for directors, including referrals from current directors and executive officers and recommendations by shareholders. Candidates recommended by shareholders will be evaluated in the same manner as candidates identified by any other source except that the Nominating Committee also may consider the number of shares held and the length of time the shareholder-recommended candidate has invested in the Company. In order to give the Nominating Committee adequate time to evaluate recommended director candidates, shareholder recommendations should be submitted in writing at least 120 days prior to the next Annual Meeting to be held on or about April 24, 2014. Nominations should be addressed to the attention of the Chairman, Executive and Governance Committee, c/o 1st Source Corporation.

The Nominating Committee will select new or incumbent nominees or recommend to the Board replacement nominees considering the following criteria:

•	Whether the nominee is under the age of 70;

•	Qualifications, including judgment, skill, capability, conflicts of interest, business experience and technical/professional/educational background;

•	Personal qualities and characteristics, accomplishments and reputation in the business community;

•	Current knowledge and contacts in the communities or industries in which the Company does business;

•	Ability and willingness to commit adequate time, or in the case of incumbent directors, past participation and contribution, to Board and Committee matters;

•	The interplay of the nominee’s experience with that of the other Board members;

•	The extent to which a nominee would be a desirable addition to the Board and any committee of the Board;

•	If applicable, whether the nominee would be deemed “independent” under marketplace rules of the NASDAQ Stock Market and SEC regulations;

•	Whether the nominee is qualified and likely to remain qualified to serve under the Company’s By-laws and Corporate Governance Guidelines;

•	Diversity of viewpoints, background, experience and other demographics; and

•	Such other factors the Committee deems relevant.

The Nominating Committee assesses its own performance, including its effectiveness in achieving a diverse Board, and reviews its charter and recommends any proposed changes every other year coincident with the bi-annual self-assessment of the full Board.

Report of the Audit Committee

The Audit Committee oversees 1st Source’s financial reporting process on behalf of the Board of Directors, retains and oversees the Company’s independent registered public accounting firm, approves all audit and non-audit services provided by the independent registered public accounting firm and oversees the Company’s compliance with ethics policies and legal and regulatory requirements. The Board of Directors has adopted a charter for the Audit Committee to set forth its authority and responsibilities. All of the members of the Committee are independent as defined in the listing standards of the NASDAQ Stock Market and Securities and Exchange Commission rules. The Board has determined that Daniel B. Fitzpatrick, Najeeb A. Khan, Timothy K. Ozark, John T. Phair and Mark D. Schwabero qualify as audit committee financial experts, as defined by Securities and Exchange Commission guidelines.

The Committee reviewed the audited financial statements in the Annual Report with management. The Committee also reviewed the financial statements with 1st Source’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Committee also considered, with the independent registered public accounting firm, the firm’s judgments as to the quality, not just the acceptability, of 1st Source’s accounting principles and such other matters as are required to be discussed with the Committee under Statement on Auditing Standards No. 61, “Communication with Audit Committees.” In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from management and 1st Source, including the matters in the written disclosures required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence”, and considered the compatibility of nonaudit services provided by the independent registered public accounting firm to 1st Source with the firm’s independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

Audit Committee

Mark D. Schwabero, Chairman

Daniel B. Fitzpatrick
Najeeb A. Khan
Timothy K. Ozark
John T. Phair

Compensation Discussion & Analysis

Compensation Philosophy and Program

The Executive Compensation and Human Resources Committee of the Board of Directors, comprised entirely of independent directors, among other things administers the Company’s executive compensation program.  The purpose of the Executive Compensation and Human Resources Committee is described in its charter as follows:

•	Determine compensation for senior management personnel;

•	Review performance of the Chief Executive Officer;

•	Establish wage and benefit policies for the Company;

•	Review general human resources guidelines, policies and procedures;

•	Oversee the Company’s stock and benefit plans; and

•	Review plans to ensure that incentives do not encourage inappropriate risk taking.

In addition, the Executive Compensation and Human Resources Committee generally reviews the recommendations of the Chief Executive Officer with regard to other executive officers and with regard to cash and stock incentives in the Executive Incentive Plan and other incentives for officers in the Company.

The Company’s compensation philosophy begins with the concept that its executive officers and key employees are all in partnership with each other and with the Company’s shareholders and that the Company succeeds best when the officers work together in this partnership. The Company believes that executive compensation programs should be designed to attract, retain and motivate executive officers and key employees who will make a valuable contribution to the whole enterprise and who will work for the long-term best interests of colleagues and shareholders alike. The Company accomplishes this through compensation that includes cash bonuses and equity compensation that link to the Company’s overall performance on both a short-term and long-term basis, thereby aligning the executive’s interests with the interests of the Company’s shareholders. The Company’s philosophy is to compensate fairly and to incent behaviors that lead to long-term substantive performance and the success of the Company.

Components of Compensation

To that end, the Executive Compensation and Human Resources Committee has implemented a compensation program for executive officers that includes the following components:

■	Base Salaries: Annual base salary is designed to compensate 1st Source executives for their qualifications, responsibilities and performance. Salaries are administered under the 1st Source Salary Administration Program for all exempt employees. Through this program, positions are rated under direction of the Human Resources Department and placed in a competitive salary range. Annually, management establishes a salary performance grid that sets the range of merit increases that may be given to exempt personnel, including officers, depending on their individual performance and position in the respective salary range. The salary performance grid is reviewed, adjusted and approved annually by the Executive Compensation and Human Resources Committee based on market and industry information, including data from Towers Watson, Crowe Horwath, the St. Joseph County Indiana Chamber of Commerce and other publicly available sources. Additionally, from time to time the Company engages outside consultants to review its broad-based compensation programs to ensure that they are competitive and reflect market realities. An officer’s annual salary will increase based on his or her position in the salary range and individual performance rating determined through the annual review process. The categories for performance under the Company’s Salary Administration Program include:

•	Achieved excellent overall performance and well exceeded expectations;

•	Achieved overall performance and results beyond level expected;

•	Consistently strong overall performance and results;

•	Meets expectations; achieved overall performance and results;

•	Met few expectations; has areas where improvements must be made;

•	Failed to achieve results and perform at expected level.

Generally, management awards salary increases as determined under these guidelines in conformance with the approved salary grid.  All of the named executive officers, including the Chief Executive Officer, are eligible to receive annual increases through this Salary Administration Program.

■	Annual Executive Incentive Plan Awards: The Company pays incentive compensation under its Executive Incentive Plan to all of the named executive officers. The Executive Incentive Plan bonuses are determined annually following the close of each year. The Plan pays a short-term award and an intermediate-term award.

•	Calculation of Amount and Method of Payment of Short-term Award: Each executive is assigned a “partnership level” that is a percentage of the midpoint of the salary range or his or her annual base salary. Based on the executive’s individual performance, an executive may earn between 0% and 300% of the executive’s “partnership level” as incentive compensation. The actual amount received by the executive as incentive compensation is based upon the executive’s performance against a set of individual performance goals developed by the executive’s immediate supervisor and the executive early each calendar year. In assessing performance against these performance goals, the Company considers the level of achievement against each objective and whether significant or unforeseen circumstances altered the expected results or the difficulty of achieving the results. The amount is then adjusted based upon overall corporate performance against its annual profit plan as adjusted by the Committee. This “partnership level” percentage rises 2.5% for every 1% the Company exceeds its profit plan and decreases 2.5% for every 1% the Company falls short of its profit plan. The short-term award is paid in cash at the time of the award.

•
Intermediate–term Awards and Forfeiture: The short-term cash component of the computed Executive Incentive Plan bonus is matched fully or partially with book value stock that is subject to forfeiture over a five-year period based on the executive remaining with the Company and on the continued financial performance of the Company. The Company believes that this form of equity-based compensation ties executives directly to the longer-term real economic performance of the Company and will encourage its executives to make sound business decisions that will grow the Company carefully over time, strengthen its financial position and discourage decisions designed for short-term gain only. The Company acknowledges that these equity awards could become a significant portion of an individual’s net worth over time. The Company predominantly has chosen book value stock as the method of compensation because it is the one value that management of the Company can affect by its collective decisions. The earnings of the Company are either added to the book value per share or are paid out as dividends on all outstanding shares (including book value shares still subject to forfeiture). In this way, the value of the book value shares are protected from fluctuations in the stock market that are unrelated to performance of the Company.  The executive generally is required to hold the book value shares until retirement except that seven years after the forfeiture risk has lapsed, subject to the approval of the Company, the executive may sell 50% of these vested book value shares back to the Company at its then book value for specific purposes: purchase of a personal residence or second home, college education tuition or financial hardship.

■	Long-Term Incentive Awards:

•
Calculation of Amount of Awards: The Company further rewards its executives for good long-term results with a long-term incentive award. Periodically, the Company establishes a set of corporate goals. These change from time to time, but usually include a growth goal, a return on equity and/or assets goal and some credit and operating performance goals.  The executive bonuses under this program are calculated based upon a pre-determined mathematical formula that compares the Company’s performance relative to its long-term plan and the executive’s average annual Executive Incentive Plan award over the long-term award period. The final bonus amounts are determined by multiplying the result of that calculation by the executive’s assigned “partnership level” for long-term incentive award purposes.

•
Method of Payment: Under the Executive Incentive Plan, 25% to 50% of the long-term award is paid in cash at the time of the award, with lower cash amounts being paid to more senior executives. The remainder of the long-term award is paid to executives in market value stock, which is subject to forfeiture over a five-year period based upon the executive remaining with the Company.

■	Restricted Stock Awards:

•
Calculation of Amount of Awards: During early 2011 the Chief Executive Officer recommended, and the Committee agreed, that restricted stock awards should be made to executives with a leadership role in achieving its long-range goals for the period ending in 2015. The amounts of the awards were based on the executive’s level of authority.

•	Method of Payment: The stock will be earned on a ratable basis subject to the executive remaining with the Company and the Company achieving specific financial goals during 2013, 2014 and 2015.

The Executive Compensation and Human Resources Committee has considered the shareholders’ advisory approval of executive compensation. It is currently expected that shareholders will be given an opportunity to cast an advisory vote on this topic every three years, with the next opportunity occurring in connection with the Company’s Annual Meeting in 2014.  The Committee has made its compensation decisions consistent with historical practice and existing policies.

Chief Executive Officer Performance and Compensation

Mr. Murphy’s compensation includes the same components described above for all executive officers of the Company. In addition, Mr. Murphy participates in the 1998 Performance Compensation Plan that is described below. Mr. Murphy’s performance is evaluated by the Executive Compensation and Human Resources Committee each year against a series of objectives determined by the Committee, some of which are derived from the Company’s annual budget plan and the Company’s long-term strategic plan as approved by the Board of Directors.

■
Base Salary: Each year, the Executive Compensation and Human Resources Committee reviews reports by SNL, Crowe Horwath published by the Indiana Bankers Association and the National Executive and Senior Management Compensation Survey published by Compensation Data Surveys, Dolan Technologies Corporation, comparing compensation among comparable banks and also proxy statements for many of the companies identified. The Executive Compensation and Human Resources Committee uses these reports to evaluate Mr. Murphy’s total compensation against total compensation for chief executive officers with similar tenure at peer banks in terms of size and complexity. The Executive Compensation and Human Resources Committee checks comparables to ensure fairness as to aggregate compensation and its components. The Executive Compensation and Human Resources Committee applies the salary grid used by the Company for all exempt employees when determining Mr. Murphy’s base salary increase.

■
Base Salary Increases: Mr. Murphy did not receive a base salary increase in 2010 based on 1st Source’s TARP investment at that time. Although the Committee granted Mr. Murphy a 3.91% increase in base salary in February, 2011 based on his 2010 performance, Mr. Murphy declined to accept it. The Executive Compensation and Human Resources Committee again reviewed Mr. Murphy’s salary in February 2012 and granted Mr. Murphy a 5.43% increase in base salary. Under his Employment Agreement, the terms of which are summarized on page 11 of this proxy statement, Mr. Murphy has had a right to receive an annual increase in base salary as determined by the Company. Annually, Mr. Murphy is reviewed on his success in achieving the Company’s business plan and budget for the year with special focus on the Company’s return on equity and absolute earnings. He is also responsible for the overall performance of the Company relative to its operating and strategic plans and for representing it to various constituencies, for its community participation and for ensuring the development of a culture of independence, integrity and long-term success. Due to the changing economic equation for community and commercial banking and a need to hold salary and other compensation increases in check, Mr. Murphy recommended to the Committee that his salary be held flat for 2013.  Based on Mr. Murphy’s 2012 performance and the Company’s performance against its annual profit plan and using the salary performance grid, the Executive Compensation and Human Resources Committee would have granted Mr. Murphy a 2 % increase in base salary but acceded to his recommendation and held his salary flat.

■	Annual Executive Incentive Plan Award

•	Calculation of Amount of Award. Mr. Murphy’s base award is calculated based on a “partnership level” of 15% of his base salary. That base bonus is subject to increase or decrease based upon performance of the Company as described above. The Company performed above its plan on return on assets and return on equity for the year 2012 and performed well compared to peers. Mr. Murphy generally met his qualitative and other quantitative objectives, and the Company exceeded its goals for credit quality and largely met its growth objectives. Based upon the formula tied to those objectives, Mr. Murphy was awarded a $159,200 cash bonus for his performance in 2012 under the Executive Incentive Plan. This was matched with an equivalent value in book value stock.

•
Method of Payment. Consistent with the Executive Incentive Plan, the cash award was paid in cash to Mr. Murphy at the time the award was made. The cash bonus for Mr. Murphy is matched with an equivalent value in book value stock, but paid to Mr. Murphy in cash as the five-year forfeiture period lapses. The Executive Compensation and Human Resources Committee believes Mr. Murphy’s interest as an owner is significantly enough aligned with the shareholders that the Executive Incentive Plan’s stock components can be paid in cash as the forfeiture risk lapses.

Mr. Murphy also participates in the 1998 Performance Compensation Plan. This plan was designed so that a program could be available to the Executive Compensation and Human Resources Committee for awarding bonuses that are specifically mathematically-based and qualify for full deduction under the tax rules described below. This program may be used to replace or supplement the Executive Incentive Plan. The Executive Compensation and Human Resources Committee this year made an award to Mr. Murphy.

■
1998 Performance Compensation Plan Award: Mr. Murphy was eligible for a bonus under the 1998 Performance Compensation Plan based on the Company’s earning goals established by the Executive Compensation and Human Resources Committee at the beginning of 2012. The Executive Compensation and Human Resources Committee determined that some of these goals were attained. For 2012, the award level was set up to 1.5% of net income, the same as was set for 2010 and 2011. Under the terms of the plan, Mr. Murphy earned a bonus of  $342,600, or approximately .69% of net income. $296,300 of the bonus was awarded in cash with the remaining $46,300 to be valued in book value stock. This amount will be paid to Mr. Murphy in cash as the five-year forfeiture period lapses in the same manner as described above for his Executive Incentive Plan stock award.

■
Restricted Stock Award: The Executive Compensation and Human Resources Committee awarded Mr. Murphy 7,500 shares of stock under the 2011 program described above based on his leadership role in the Company. This award is subject to forfeiture on the basis described above.

Tax Deductibility of Pay

Federal income tax law caps at $1,000,000 the deductible compensation per year for each of the named executive officers in the proxy statement, subject to certain exceptions. Additionally, for 2009 and 2010, the Company’s participation in the Capital Purchase Program (CPP) established pursuant to the Emergency Economic Stabilization Act of 2008 (EESA) as amended by the American Recovery and Reinvestment Act of 2009 (ARRA) requires it not to claim a tax deduction for any compensation paid to a named executive officer in an amount exceeding $500,000. In developing and implementing executive compensation policies and programs, the Executive Compensation and Human Resources Committee considers whether particular payments and awards are deductible for federal income tax purposes, along with other relevant factors. The Executive Compensation and Human Resources Committee has taken what it believes to be appropriate steps to maximize the deductibility of executive compensation. It is the general intention of the Executive Compensation and Human Resources Committee to meet the requirements for deductibility whenever possible. The Executive Compensation and Human Resources Committee will continue to review and monitor the deductibility of compensation.

SUMMARY COMPENSATION TABLE

Note: Mr. Murphy did not receive a salary increase in 2011 as explained above.

Name and Principle Position	Year	Salary($)	Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation($)	All Other Compensation($)(2)	Total(8)
Christopher J. Murphy III	2012	$690,869	$283,874		$455,500	$111,243	$1,541,486
Chairman, President & CEO	2011	659,200	599,873		608,850	108,439	1,976,362
1st Source, and Chairman	2010	659,200	437,012	(5)	680,800	94,588	1,871,600	(5)
& CEO, 1st Source Bank

Larry E. Lentych(3)	2012	269,105	54,100		42,400	34,647	400,252
Senior Vice President,	2011	226,333	202,539		54,100	31,817	514,789
Treasurer & CFO	2010	232,948	43,116		90,350	28,120	394,534

John B. Griffith	2012	303,269	66,002		45,850	39,090	454,211
Executive Vice President	2011	293,500	299,331		66,000	34,328	693,159
General Counsel & Secretary	2010	284,923	94,061	(5)	91,850	30,424	501,258	(5)

Allen R. Qualey	2012	258,626	65,353		56,300	33,954	414,233
President and Chief Operating Officer,	2011	251,560	179,656		65,350	30,869	527,435
Specialty Finance Group, 1st Source Bank	2010	246,435	39,816		66,850	28,424	381,525

Andrea G. Short	2012	165,309	263,400		21,250	26,015	475,974
Senior Vice President and Controller

(1)
Amounts included in Stock Awards represent the aggregate grant date fair value of all awards computed in accordance with FASB ASC Topic 718 granted during the year. These amounts generally relate to the prior year’s performance and are subject to forfeiture over the succeeding five (5) years.

(2)		Amounts included in All Other Compensation for the most recent fiscal year are as follows:

	Company Contributions to Defined Contribution Retirement Plans	Dividends on Stock Awards	Directors’ Fees	Perquisites	Value of Life Insurance Benefits	Other	Total
Mr. Murphy (6)(7)	$20,368	$37,338	$20,000	$22,069	$10,668	$800	$111,243
Mr. Lentych	20,368	9,486	-	*	3,993	800	34,647
Mr. Griffith	20,368	13,692	-	*	4,367	663	39,090
Mr. Qualey	20,368	9,414	-	*	3,722	450	33,954
Ms. Short	16,168	8,376	-	*	771	700	26,015

*	Not included – total of perquisites and benefits is less than $10,000

(3)	Mr. Lentych retired at the end of 2012. His salary amount includes the payout of his accumulated vacation pay.
(4)	Ms. Short was promoted to Treasurer and CFO effective January 1, 2013.
(5)
Due to the restrictions placed on bonuses to senior executive officers as part of the Company’s participation in the Capital Purchase Program established pursuant to the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009, only 20.83% of the 2009 Executive Incentive Plan and 41.67% of the 1998 Performance Compensation Plan total cash and stock awards were paid to Mr. Murphy, and Mr. Griffith in cash which were shown in the non-equity incentive plan compensation column of the table for 2009 in past years. Another 29.17% of the 2009 Executive Incentive Plan bonus and the remaining 58.33% of the 1998 Performance Compensation Plan bonus which normally would have been paid in cash were paid in market value stock which is shown in the stock awards column of the table for 2010.  Had their 2009 bonuses been paid in the normal fashion, the 2010 amounts for stock awards, non-equity incentive plan compensation and total compensation would have been reported in the table as follows:

	Year	Stock Awards	Non-Equity Incentive Plan Compensation	Total

Mr. Murphy	2010	$182,067	$680,800	$1,616,655

Mr. Griffith	2010	59,411	91,850	466,608

(6)
Mr. Murphy’s perquisites included company car mileage, country club dues, annual medical exam and personal usage of the company plane. These are valued at the incremental cost of the personal usage to the Company. For personal use of the company plane, the incremental cost is the SIFL cost.

(7)		Mr. Murphy reimbursed the Company $5,000 in each year shown for miscellaneous incalculable personal benefits.
(8)		There were no bonus awards, option awards or changes in pension value and non-qualified deferred compensation earnings for the named executive officers in 2012, 2011 or 2010.

GRANTS OF PLAN-BASED AWARDS

Estimated Future Payouts Under Equity Incentive Plan

	Book Value Awards (#Shares)						Market Value Awards (#Shares)
						Grant Date						Grant Date
						Fair Value of						Fair Value of
Name	Grant Date		Threshold	Target	Maximum	Stock Awards	Grant Date		Threshold	Target	Maximum	Stock Awards
Christopher J. Murphy III	2/15/12	(1)	-	13,118	-	$21.64
Larry E. Lentych	2/15/12	(1)	-	2,500	-	21.64
John B. Griffith	2/15/12	(1)	-	3,505	-	21.64
Allen R. Qualey	2/15/12	(1)	-	3,020	-	21.64
Andrea G. Short	2/15/12	(1)	-	1,622	-	21.64	9/1/12	(2)	-	10,000	-	$22.83
Note: There were no non-equity incentive plan awards with future payouts made during 2012. Also, there were no other stock awards or option awards made during 2012.
(1)				Annual Executive Incentive Plan award subject to forfeiture over a five-year period based on the executive remaining with the Company and the continued financial performance of the Company.
(2)				Restricted stock award subject to forfeiture over a ten-year period based on the executive remaining with the Company.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

Employment Agreements:

Messrs. Murphy and Griffith each entered into an employment agreement effective January 1, 2008. Ms. Short entered into an employment agreement effective January 1, 2013.

Mr. Murphy’s agreement provides for a $695,000 base salary at January 1, 2013, with annual increases as the Committee may deem appropriate each year, and bonus payments (paid in cash or stock at Mr. Murphy’s election) under the Executive Incentive Plan and the 1998 Performance Compensation Plan. Under the other two agreements, Mr. Griffith and Ms. Short receive base salaries of $308,500 and $220,000 respectively, at January 1, 2013, with increases thereafter as may be determined by 1st Source, and cash and stock bonuses determined under the Executive Incentive Plan. The agreements permit gross-up payments necessary to cover possible excise tax payments by the executives and to reimburse the executives for legal fees that might be expended in enforcing the agreements’ provisions or contesting tax issues relating to the agreements’ parachute provisions.

Mr. Murphy’s, Mr. Griffith’s and Ms. Short’s agreements expire on December 31, 2013. Each will be extended from year-to-year thereafter unless either party gives a notice of non-renewal to the other. The term of Mr. Murphy’s agreement will end on December 31 of the third year following the year in which any notice of non-renewal is given. The term of the agreements with Mr. Griffith and Ms. Short will end on December 31 of the same year in which any non-renewal notice is given.

If an executive terminates employment because of any adverse change in his or her status, then the executive would continue to receive his or her base salary for a period of time after his or her termination. Mr. Murphy would receive the equivalent of 36 months of base salary with the first six months payable in a lump sum. Mr. Griffith and Ms. Short would receive the equivalent of twelve months of base salary with the first six months payable in a lump sum.

If an executive terminates employment within one year of a change in control (which term includes any third party which becomes beneficial owner of 50% or more of the outstanding stock of 1st Source, the election of a majority of new directors in connection with a sale, merger, other business combination or contested board of directors election, or shareholder approval of any transaction which results in a disposition of all or substantially all of the assets of 1st Source), then the executive will receive severance pay in cash equal to 2.99 times his “Annualized Includable Compensation for the Base Period” (as defined under the Internal Revenue Code of 1986, as amended).

In the event of an executive’s death, the executive’s beneficiaries would receive a payment in the amount of twice the executive’s current base salary up to a maximum of $750,000 under a group term life insurance policy provided by the Company.  Mr. Griffith’s beneficiaries also would receive a payment of $600,000 under an individual policy for which the Company pays the premiums.

The employment agreements also include restrictive covenants which require, among other things, that the executives not compete with 1st Source in bank or bank-related services within the geographic region in which full‑service retail branches of 1st Source Bank or any affiliate are located. The agreements also prohibit the executives from ever divulging confidential information or trade secrets after termination of employment.

In the event an executive’s employment is terminated because of disability and in addition to other disability programs in effect for all officers of 1st Source, the executive will receive twelve months of base salary, with the first six months payable in a lump sum and the balance paid in monthly installments beginning on the first day of the seventh month following the date of termination.

Bonus Plan:

Bonuses under 1st Source’s Executive Incentive Plan (EIP) are determined annually as described in the Compensation Discussion and Analysis above. In Mr. Murphy’s case, while determined in book value stock, the award is paid in cash as the forfeiture lapses.

The Board of Directors and shareholders approved extensions of the forfeiture period for the awards made in 1999, 2000 and 2001 by four (4) years for all members of the Executive Incentive Plan except Mr. Murphy, who forfeited the remaining 100% of the 1999, 2000 and 2001 awards in January 2005, January 2006 and January 2007, respectively. All other members of the Executive Incentive Plan forfeited the remaining 100% of the 1999, 2000 and 2001 awards in January 2009, January 2010 and January 2011, respectively.

The Company further rewards its executives for good long-term actions with a long-term incentive award. The 2010 long-term awards were made for performance during the five-year period ending in 2010.  The executive bonuses under this program are calculated based upon a pre-determined mathematical formula that compares the Company’s performance relative to its five-year plan and the executive’s average award over the prior five years. The final bonus amounts are determined by multiplying the result of that calculation by the executive’s assigned “partnership level” for long-term incentive award purposes.

Under the Executive Incentive Plan, 25% to 50% of the long-term award is paid in cash at the time of the award, with lower cash amounts being paid to more senior executives. The remainder of the long-term award is paid to executives in market value stock and is subject to forfeiture over a five-year period based upon the executive’s remaining with the Company.

Mr. Murphy was also eligible for a bonus under the 1998 Performance Compensation Plan based on goals established at the beginning of each year. For 2010, 2011 and 2012, the award level set was up to 1.5% of net income. Based on Mr. Murphy’s performance, Mr. Murphy earned bonuses of $342,600 (.69% of net income) $424,600 (.88% of net income), and $300,000 (.73% of net income), for 2012, 2011 and 2010 respectively. Mr. Murphy’s 2012 award was paid as described in the Compensation Discussion and Analysis above. Mr. Murphy received $374,800 of the 2011 award and the entire 2010 award in cash. The remainder of the 2011 award was valued in book value stock and will be paid to Mr. Murphy in cash as the forfeiture period lapses in the same manner as for his 2011 Executive Incentive Plan stock award.

The amounts shown in the Stock Awards column of the Summary Compensation Table represent the aggregate grant date fair value of all awards granted during the fiscal year computed in accordance with FASB ASC Topic 718. The amounts shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table represent the annual and long-term cash awards under the Executive Incentive Plan and the 1998 Performance Compensation Plan award. Estimated future payout amounts for 2012 stock awards and the corresponding grant date fair values are shown in the Grants of Plan-Based Awards Table.

Recipients of unvested book value and market value shares granted under the Executive Incentive Plan receive dividends at the same time and in the same amount as all other holders of 1st Source common stock.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexerciseable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested(1)(2)	Market Value of Shares of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested(1)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested(1)

Christopher J. Murphy III	-	-	-	-	-
Book Value Shares								29,020	$668,621
Market Value Shares						20,337	$449,238

Larry E. Lentych	-	-	-	-	-
Book Value Shares								7,715	177,754
Market Value Shares						4,089	90,326

John B. Griffith	-	-	-	-	-
Book Value Shares								8,823	203,282
Market Value Shares						9,989	220,657

Allen R. Qualey	-	-	-	-	-
Book Value Shares								7,486	172,408
Market Value Shares						6,120	135,191

Andrea G. Short	-	-	-	-	-
Book Value Shares								4,002	92,206
Market Value Shares						15,739	347,675

(1)
Shares vested for purposes of this table and the following table are awarded shares which are no longer subject to forfeiture under the terms of the Executive Incentive Plan or the Restricted Stock Award Plan.

(2)	Vesting dates for these awards are as follows:

	Book Value Shares	Market Value Shares
Mr. Murphy	12/2012 – 12/2016	12/2012 – 12/2015
Mr. Lentych	12/2012 – 12/2016	12/2012 – 12/2015
Mr. Griffith	12/2012 – 12/2016	12/2012 – 06/2016
Mr. Qualey	12/2012 – 12/2016	12/2012 – 12/2015
Ms. Short	12/2012 – 12/2016	12/2012 – 12/2022

Note: Shares vesting based on calendar year results (e.g., 12/2012 above is based on 2012 results) are not released until financial results are publicly announced early in the following year.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Book Value Shares Acquired on Vesting	Number of Market Value Shares Acquired on Vesting	Value Realized on Vesting

Christopher J. Murphy III	-	-	18,758	24,123	$1,016,959
Larry E. Lentych	-	-	4,556	287	105,862
John B. Griffith	-	-	6,358	3,668	227,768
Allen R. Qualey	-	-	5,449	298	125,465
Andrea G. Short	-	-	1,744	1,242	68,709

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Total

Allison N. Egidi	$48,100	$48,100
Daniel B. Fitzpatrick	72,500	72,500
Tracy D. Graham	25,000	25,000
Lawrence E. Hiler(1)	55,500	55,500
William P. Johnson(2)	24,167	24,167
Wellington D. Jones III	20,000	20,000
Craig A. Kapson	40,500	40,500
Najeeb A. Khan	46,000	46,000
Rex Martin	48,000	48,000
Christopher J. Murphy III	See Summary Compensation Table See Summary Compensation Table
Christopher J. Murphy IV	50,400	50,400
Timothy K. Ozark	70,000	70,000
John T. Phair	38,000	38,000
Mark D. Schwabero	78,500	78,500

Note: There were no stock awards, option awards, non-equity incentive plan compensation, pension or other deferred compensation earnings or other compensation paid to non-employee directors in 2012.
(1)	Mr. Hiler resigned from the Board of Directors in December 2012.
(2)	Mr. Johnson retired from the Board of Directors in April 2012.

Executive Compensation and Human Resources Committee Report

The Executive Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion & Analysis section of this Proxy Statement with management. In reliance on these reviews and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion & Analysis section be included in this Proxy Statement.

As discussed in the Compensation Discussion & Analysis, the senior executive officer compensation plans include both equity and cash components that link executive compensation to the Company’s overall performance on both a short-term and long-term basis, subject to forfeiture based on the executive remaining with the Company and on long-term real economic performance of the Company. As such, these plans do not encourage the senior executive officers to take unnecessary and excessive risks that threaten the Company. Nor do they encourage the manipulation of earnings of the Company to enhance the compensation of any employee.

The Committee also identified and reviewed the Company’s five business unit incentive plans, each of which rewards measurable performance of the Company’s five major product and service segments: Business Banking, Consumer Banking, Specialty Finance, Trust and Asset Management, and Insurance. Each of these incentive plans has common features that encourage high quality, long-term relationship business and discourage unnecessary or excessive risks for short-term gain. In particular, short-term cash awards generally are capped at less than 30% of a participant’s salary midpoint and generally are much less after applying the respective individual performance metrics under the plans. Annual stock awards are similarly limited to a percentage of a participant’s salary midpoint and have long-term attributes. They carry substantial risks of forfeiture over a five-year period if performance hurdles that are tied to Company performance are not cleared. They are made in book value common stock transferable only to the Company upon death, disability, normal retirement, early termination of employment, or by discretionary approval of the Committee, with less favorable payout terms upon early termination of employment. The incentive plans for lenders further mitigate excessive risks by including substantial weightings or deductions for credit quality and net charge-offs. The Committee also identified and reviewed the Company’s referral programs designed to encourage internal referrals by providing small, immaterial cash incentives to eligible participants.

These features, combined with the systems of controls in place to mitigate the risks of the products and services the Company offers, limit and discourage the taking of unnecessary and excessive risks. They also discourage and mitigate the risk of manipulation of reported earnings to enhance the compensation of any employee. None of these incentive plans or referral programs, alone or in aggregate, encourages unnecessary or excessive risks or presents significant risks to the Company as a whole.

Based on the foregoing, the Committee certifies that:

(1)	It has reviewed with senior risk officers the senior executive officer (SEO) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of 1st Source Corporation;

(2)	It has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to 1st Source Corporation; and

(3)
It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of 1st Source Corporation to enhance the compensation of any employee.

Executive Compensation and Human Resources Committee

Daniel B. Fitzpatrick, Chairman
Rex Martin	Timothy K. Ozark	Mark D. Schwabero

Compensation Committee Interlocks and Insider Participation

The persons named above and William P. Johnson, a director who retired from the Board of Directors during 2012, were the only persons who served on the Executive Compensation and Human Resources Committee of the Board of Directors during the last fiscal year.

Section 16(a) Beneficial Ownership Reporting Compliance

The Securities Exchange Act of 1934 requires executive officers and directors to file reports of ownership and changes in ownership of 1st Source Corporation stock with the Securities and Exchange Commission and to furnish 1st Source with copies of all reports filed. Based solely on a review of the copies of such reports furnished to 1st Source and written representations from the executive officers and directors that no other reports were required, 1st Source believes that all filing requirements were complied with during the last fiscal year, except that a report filed with respect to the exercise of stock options by Mr. Wessell on December 14, 2012 was not timely filed.

Relationship with Independent Registered Public Accounting Firm

The financial statements of 1st Source are audited annually by an independent registered public accounting firm. For the year ended December 31, 2012 and the twelve (12) preceding years, the audit was performed by Ernst & Young LLP. Fees for professional services provided by Ernst & Young LLP for the last three (3) years were as follows:

	2012	2011	2010
Audit Fees	$616,250	$632,000	$612,400
Audit-Related Fees	21,000	21,400	20,400
Tax Fees	23,675	19,225	30,400
Other Fees	-	-	-
Total	$660,925	$672,625	$663,200

Audit fees included fees associated with the annual audit and the reviews of 1st Source’s quarterly reports on Form 10-Q. Audit-related fees included fees for pension and statutory audits and accounting consultations. Tax fees included review of 1st Source’s federal and state tax returns and tax advice on other federal and state tax issues.

In 2003 the Audit Committee adopted an Audit and Non-Audit Services Pre-Approval Policy covering services performed by 1st Source’s independent registered public accounting firm. Under this policy the annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, company structure or other matters. Any other services provided by the independent registered public accounting firm will require specific pre-approval by the Audit Committee unless the type of service has received general pre-approval from the Audit Committee. In addition, a pre-approved type of service will require specific pre-approval if the current year fee level for the type of service will exceed the approved fee level established annually by the Audit Committee. Requests or applications to provide services that require approval by the Audit Committee will be submitted to the Audit Committee by both the independent registered public accounting firm and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. All fees paid to the independent registered public accounting firm for their 2012, 2011 and 2010 services were pre-approved by the Audit Committee in accordance with this policy.

Representatives of the firm of Ernst & Young LLP will be available to respond to questions during the Annual Meeting. These representatives have indicated that they do not presently intend to make a statement at the Annual Meeting. 1st Source intends to retain Ernst & Young LLP as its independent registered public accounting firm for the year ending December 31, 2013.

Proposals of Security Holders

Proposals submitted by security holders for presentation at the next Annual Meeting must be submitted in writing to the Secretary, 1st Source Corporation, on or before November 1, 2013.

Additional Information

As to the proposals presented for approval, a plurality of the shares voted is required for approval.

The Securities and Exchange Commission’s rules permit a company to deliver a single proxy statement, annual report, notice of internet availability of proxy materials or prospectus to an address shared by two or more of its shareholders. This method of delivery is referred to as “householding.”

Unless shareholders request otherwise, 1st Source will “household” their proxy statement and annual report, as well as any prospectus or notice of internet availability of proxy materials, which may be sent to them. Regardless of how many 1st Source shareholders live under one roof, they will receive a single copy of each proxy statement, annual report, notice of internet availability of proxy materials or prospectus that is being mailed to shareholders. However, 1st Source will continue to deliver to every 1st Source shareholder in a household an individual proxy card in connection with any meeting of its shareholders where votes are being cast.

If a shareholder prefers to receive individual copies of proxy statements, annual reports, notice of internet availability of proxy materials or prospectuses, the shareholder should call the Company’s transfer agent, American Stock Transfer & Trust Company, toll-free at 800-347-1246. Representatives are available to assist shareholders Monday through Thursday from 8:00 a.m. until 7:00 p.m. ET, and 8:00 a.m. until 5:00 p.m. ET on Friday, or write to Chuck Ditto, Trust Operations, 1st Source Corporation, P. O. Box 1602, South Bend, IN 46634. 1st Source will start sending separate documents to a requesting shareholder within 30 days of the request.

Beneficial shareholders can request information about householding from their banks, brokers or other holders of record.

Important Notice Regarding The Availability Of Proxy Materials For The Shareholder Meeting To Be Held On April 25, 2013: The Notice of Annual Meeting of Shareholders and Proxy Statement, Annual Report and Proxy Card are available at https://materials.proxyvote.com/336901.

A copy of 1st Source’s Annual Report on Form 10-K is furnished herewith to shareholders for the calendar year ended December 31, 2012, containing financial statements for such year. The financial statements and the Report of Independent Registered Public Accounting Firm are incorporated by reference in this Proxy Statement.

By Order of the Board of Directors,

John B. Griffith
Secretary

South Bend, Indiana
March 25, 2013

ANNUAL MEETING OF SHAREHOLDERS OF 1st SOURCE CORPORATION

April 25, 2013    10:00 a.m.
1st Source Center, 4th Floor Boardroom, 100 North Michigan Street, South Bend, Indiana 46601

PROXY VOTING INSTRUCTIONS

TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote by phone until 11:59 PM EST the day before the meeting.

MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON — You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER __________________________          ACCOUNT NUMBER __________________________

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 25, 2013:

The Notice of Annual Meeting of Shareholders and Proxy Statement, Annual Report and Proxy Card are available at —

 https://materials.proxyvote.com/336901.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE.    ☒

1. Election of Directors:

☐	FOR ALL NOMINEES	☐	Vinod M. Khilnani	Term Expires April 2014

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐	Daniel B. Fitzpatrick	Term Expires April 2016

☐	FOR ALL EXCEPT (See instructions below)	☐	Wellington D. Jones III	Term Expires April 2016

		☐	Najeeb A. Khan	Term Expires April 2016

		☐	Christopher J. Murphy IV	Term Expires April 2016

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the square next to each nominee you wish to withhold, as shown here: ■

2. Such Other Business as May be Brought Before the Meeting

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for all nominees listed in Proposal 1.

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES and follow the simple instructions. Use the Company and Account Number shown on your proxy card.

The undersigned hereby appoints Christopher J. Murphy III, John B. Griffith, and Andrea G. Short and each of them proxies; to represent the undersigned, with full power of substitution, at the Annual Meeting of Shareholders of 1st Source Corporation to be held April 25, 2013 and at any and all adjournments thereof.

Signature of Shareholder: ______________________________ Date: ______________________________

Signature of Shareholder: ______________________________ Date: ______________________________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

To change the address on your account, please check the box at right and indicate your new address in the address space below. Please note that changes to the registered name(s) on the account may not be submitted via this method.   ☐

1st SOURCE CORPORATION

Proxy for Annual Meeting of Shareholders on April 25, 2013

Solicited on Behalf of the Board of Directors

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES and follow the simple instructions. Use the Company and Account Number shown on your proxy card.

The undersigned hereby appoints Christopher J. Murphy III, John B. Griffith, and Andrea G. Short and each of them proxies; to represent the undersigned, with full power of substitution, at the Annual Meeting of Shareholders of 1st Source Corporation to be held April 25, 2013 and at any and all adjournments thereof.

(Continued and to be signed on the reverse side)